EXHIBIT 10.11

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 3rd day of April, 2006, by and between CONTINENTAL RESOURCES, INC., an Oklahoma corporation (the “Company”) and Mark Monroe (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective October 3, 2005 (the “Original Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement in certain respects.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree that the Original Employment Agreement be and hereby is amended and restated as follows:

1. Employment. Executive shall be employed by the Company as Chief Operating Officer and President of the Company, on the terms and conditions set forth in this Agreement. The parties contemplate that Executive will be considered for the position of Chief Executive Officer of the Company.

2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) commenced on October 3, 2005 (the “Commencement Date”) and will continue through October 2, 2008 (the “Expiration Date”). The Employment Period may be sooner terminated under Section 6 of this Agreement.

3. Position and Duties. Executive will have those powers and duties normally associated with the position of Chief Operating Officer and President, will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not unreasonably interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 10(a), (b) or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees; and (iii) serve on boards or committees of other entities not in conflict or competition with the Company.

4. Place of Performance. Executive acknowledges and agrees that the principal place of employment of Executive will be the Company’s principal executive offices in Enid, Oklahoma. In consideration of Executive’s relocation to Enid, Oklahoma, the Company has provided Executive with a cash payment of $35,000 as reimbursement for all costs associated with his relocation to Enid, Oklahoma (“Relocation Expenses”). Executive agrees to repay the Relocation Expenses to the Company, if Executive voluntarily terminates his employment with the Company other than for Good Reason within one (1) year of the Commencement Date.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company will pay Executive a base salary at the rate of not less than Four Hundred Fifty Thousand Dollars ($450,000) per year (“Base Salary”), in approximately equal installments, in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board. Such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Incentive Bonus. The Board may establish annual bonus target amounts (the “Annual Bonus”) and performance goals for the Executive during each calendar year of the Employment Period. The target bonus for the each calendar year shall be up to 100% of Base Salary for such year, the first such bonus, if any, to be prorated for Executive’s actual period of employment during the first calendar year. To the extent Executive achieves the targets established by the Board with respect to an Annual Bonus or as otherwise determined in the Board’s discretion, such Annual Bonus shall be paid no later than two and one-half months after the date upon which the Board determines that Executive is entitled to receive such Annual Bonus.

(c) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers.

(d) Restricted Stock Award. Subject to and consistent with the terms and provisions of its 2005 Long Term Incentive Plan (the “Stock Plan”), the Company has granted Executive a three (3) year restricted stock award for 17,625 shares of the Company’s Non-Voting Common Stock (the “Common Stock”), to vest at 33 1/3% per annum beginning on October 3, 2006. The restricted stock award is subject to a Restricted Stock Award Agreement dated October 3, 2006, by and between the Company and Executive, which is being amended and restated contemporaneously with this Agreement.

(e) Automobile. The Company will provide to Executive during the Employment Period an automobile the make and model of which will be mutually agreed upon by the Company and Executive. Executive shall maintain adequate records so that the Company may determine the allocation between business and personal use of the automobile for federal income tax purposes. To the extent that Executive utilizes the automobile for personal use, the Company will treat such usage as additional compensation that will be reported in Executive’s W-2.

(f) Vacation. Executive shall be entitled to at least fifteen (15) days of paid vacation for each calendar year during the Employment Period. Executive may use his vacation in a reasonable manner based on the business needs of the Company.

(g) Long Term Incentive Bonus. Executive shall be entitled receive a long term incentive bonus (the “Long Term Bonus”) in an amount described below if (1) Executive remains continuously employed by the Company, or any Subsidiary or Affiliate (as such terms are defined in the Stock Plan) through the Expiration Date, or (2) any of the following events occur prior to the Expiration Date: (a) Executive’s employment is terminated by the Company without Cause, (b) Executive terminates his employment with the Company for Good Reason, or (c) Executive’s employment with the Company terminates by reason of Executive’s death or Disability prior to the Expiration Date. Executive shall not be entitled to any portion of the Long Term Bonus unless and until one of the conditions described in the preceding sentence has occurred. In the event that the Long Term Bonus becomes payable because Executive satisfied the condition described in clause (1) of the preceding sentence, the Long Term Bonus shall be an amount (the “Expiration Long Term Bonus Amount”) equal to 17,625 (the “Share Number”) multiplied by the excess of $340 (the “Target Price”) over the Fair Market Value (as defined in the Stock Plan) of the Common Stock, as determined on the Expiration Date. In the event that the Long Term Bonus becomes payable based on Executives termination of employment under any of the conditions described in clause (2) of the preceding sentence, the Long Term Bonus shall be an amount (the “Termination Long Term Bonus Amount”) equal to the Share Number multiplied by the excess of the Target Price over the Fair Market Value of the Common Stock on the date of the termination Executive’s employment with the Company. For purposes of this paragraph, reference to the Company shall include its Subsidiaries and Affiliates. In the event that the Common Stock is subdivided or consolidated, without receipt of consideration by the Company (including, without limitation in connection with an initial public offering of the Common Stock), (i) in the event of an increase in the number of outstanding shares, the Share Number shall be proportionately increased and the Target Price shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, the Share Number shall be proportionately reduced and the Target Price shall be proportionately increased, as if (A) the Share Number were a number of shares subject to a Restricted Stock Award Agreement under the Stock Plan and the Target Price were the exercise price of an Option granted under the Stock Plan, and (B) the adjustment mechanism of Section 10.2 of the Stock Plan were applicable to the Long Term Bonus for which Executive is eligible under this Agreement.

6. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act), for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 7(a)) is given after such six (6) month period, Executive does not return to the substantial performance of his duties on a full-time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability”, and such termination will not be a breach of this Agreement by the Company.

(c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of the Executive by a federal or state court of competent jurisdiction of a felony which relates to the Executive’s employment at the Company; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; or (iii) the Executive’s willful failure to follow a direct, reasonable and lawful written directive from his supervisor or the Board of Directors (the “Board”), within the reasonable scope of the Executive’s duties, which failure is not cured to the satisfaction of the Board within thirty (30) days. Further, for purposes of this Subsection (c):

(1) No act or omission by the Executive shall be deemed “willful” unless done, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(2) The Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Company, at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.

(d) Good Reason. Executive may terminate his employment for “Good Reason” by providing Notice of Termination to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement:

(1) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities;

(2) the reduction of the rate of the Executive’s Base Salary below the amount specified in Section 5(a) other than as a part of compensation reduction program which applies equally to all executives at the Vice President and above levels;

(3) the Company requiring the Executive to be based at any office or location outside of the greater Enid, Oklahoma, metropolitan area or outside the metropolitan area where the Executive is regularly employed at the date of this Agreement except for travel reasonably required in the performance of the Executive’s responsibilities; provided, transfer of the Executive from any location to Enid, Oklahoma shall not be a violation of this Section 6(d)(3); or

(4) any failure by the Company to comply with and satisfy Section 12 herein.

(e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, and such termination will not in and of itself be a breach of this Agreement.

(f) Voluntary Termination. The Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then, the Executive shall be only entitled to compensation and benefits as described in Section 8(b) hereof.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 16. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), or (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below. The Executive agrees that the Company has the right to deduct any amounts owed by the Executive to the Company for any reason, including, without limitation, due to the Executive’s misappropriation of Company funds, from the payments set forth in this Section 8.

(a) Termination By the Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) the Company will pay to Executive in a single lump sum payment (A) his Base Salary and accrued but unused vacation pay through the Date of Termination, (B) the product obtained by multiplying the Executive’s Average Annual Compensation by two (2) (the “Severance Amount”), and (C) the Termination Long Term Bonus Amount. For purposes of this Agreement, Average Annual Compensation is the average of the Executive’s annualized compensation, base salary and bonus, paid under this Agreement for the two year period of employment (or if employed less than two years, then the period of employment) immediately preceding the Date of Termination. Such payments will be made as soon as practicable following the Date of Termination; provided, however, that in the event of a termination of Executive’s employment by Executive for Good Reason, if required to avoid the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall delay payment to Executive of the Severance Amount and the Termination Long Term Bonus Amount until the date that is six months following Executive’s “separation from service” (within the meaning of Section 409A);

(ii) the Company shall maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of eighteen (18) months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if the Executive (or his/her spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. If Executive (or his spouse and/or his dependents) cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”). However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

(iii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iv) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(b) Termination by the Company For Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason:

(i) the Company will pay Executive his Base Salary and his accrued but unused vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

(ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Company will (A) pay to Executive his Base Salary and accrued but unused vacation pay through the Date of Termination and the Termination Long Term Bonus Amount as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices;

(ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(d) Death. If Executive’s employment is terminated by his death, the Company will pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary, accrued but unused vacation pay, the Termination Long Term Bonus Amount, and unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination.

9. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

10. Confidential Information; Company Property; Non-Solicitation.

(a) Access to Information. The Company will, during the time that the Executive is employed by the Company, (a) disclose or entrust to the Executive, or provide the Executive access to, or place the Executive in a position to create or develop trade secrets or confidential information belonging to the Company and/or its affiliated entities (the “Related Parties”), (b) place the Executive in a position to develop business goodwill belonging to the Related Parties or (c) disclose or entrust to the Executive business opportunities to be developed for the Related Parties.

(b) Disclosure to and Property of the Related Parties. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries, techniques, patterns, processes, manuals, methods, know-how, contracts, sales proposals, cost information, pricing policies, business plans, and market research and data, and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with other employees or agents, during the term and in the scope of his employment that relate to the Related Parties’ business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the applicable Related Parties. Executive agrees to perform all actions reasonably requested by the Related Parties to establish and confirm such exclusive ownership. “Confidential Information” does not, however, include any information that, at the time of disclosure by the Company, is available to the public other than as a result of any act of the Executive.

(c) No Unauthorized Use or Disclosure. The Confidential Information is vital to the success of the Related Parties’ business and the Related Parties derive independent economic value from such information not being generally available or known to the public. Executive agrees that he will preserve and protect the confidentiality of all Confidential Information and work product of the Related Parties, and will not, at any time during or after the termination of the Executive’s employment with the Company, make any unauthorized disclosure of, and shall not remove from Company premises, and will use his best efforts to prevent the removal from Company premises of, Confidential Information or work product of the Related Parties, or make any use thereof, in each case, except in the carrying out of Executive’s responsibilities hereunder. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Executive is making such disclosure, Executive shall provide the Company with prompt notice of such requirement, and shall use his commercially reasonable efforts to give such notice prior to making any disclosure, so that the Company may seek an appropriate protective order.

(d) Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the business, products, or services of the Related Parties, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Related Parties’ premises or otherwise), Executive shall disclose such work to the Company. The Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by any of the Related Parties as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Related Parties shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered and is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide rights, titles, and interests in and to such work and all rights of copyright therein.

(e) Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Related Parties’ U.S. and worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and any foreign countries. After Executive’s employment with the Company terminates, at the request and cost of the Related Parties, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods, in the protection of the Related Parties’ U.S. and worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and any foreign countries, all as may be requested by the Related Parties from time to time.

(f) Non-Solicitation. Executive shall not, during the Employment Period or the period Executive receives payments under Section 8(a) (the “Covered Period”), either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person, seek to persuade any employee of the Company or any affiliated entity or any Person who was an employee of the Company or any affiliated entity during the six (6) month period prior to the commencement of the Covered Period, to discontinue his or her status or employment with the Company or such affiliated entity or to become employed in a business or activities likely to be competitive with the Company or any affiliated entity. Additionally, Executive shall not, for himself or on behalf of any person, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity (who was a customer of the Company or any affiliated entity on the Termination Date) for so long as the customer remains a customer of the Company or such affiliated entity during the term of this Agreement and the Covered Period.

(g) Obligations of Executive Upon Termination. Upon termination of this Agreement for any reason, Executive shall return to the Company all documents and copies of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, in the event Executive’s employment is terminated for Cause, Executive shall resign from all offices and positions held with the Company.

(h) Remedies. Executive acknowledges and understands that this Section 10 and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company and other Related Parties irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of this Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating, or to require Executive to comply with, the provisions of this Section 10.

(i) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

(j) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 10.

11. Release. Executive agrees, if his employment is terminated under circumstances entitling him to payments under Section 8(a) of this Agreement, that in consideration for the payments described in Section 8(a), he will execute a General Release in substantially the form of Exhibit A attached hereto, through which Executive releases the Company from any and all claims as may relate to or arise out of his employment relationship (excluding claims for plan benefits that Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement). The form of the Release shall be modified as and to the extent needed to reflect changes in the applicable law or regulations if required to provide a legally enforceable and binding release to the Company at the time of its execution.

12. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to

(a) the termination of this Agreement or (b) the termination of employment of Executive. In addition, during the term of this Agreement and for a period of three years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a Company-held directors and officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

13. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that, subject to Section 10(h), any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be conducted by a single arbitrator in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The arbitrator shall render a reasoned opinion with respect to his decision. The parties agree that the arbitrator shall be bound to apply the provisions of applicable substantive law to any dispute under this Agreement and that punitive, liquidated or indirect damages shall not be awarded by the arbitrator. If the arbitrator is called upon to review a decision of the Company with respect to whether it had cause to terminate the Executive for Cause, the standard of review applicable to such a decision shall be the “abuse of discretion” standard of review that applies under Oklahoma law to the decision of a trustee or under federal law that governs the decisions of an employee benefit plan fiduciary under the Employee Retirement Income Security Act of 1974. Executive and the Company agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. Nothing in this Section 13, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by Executive of this Agreement including, without limitation, violations of Section 10. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute. Such reimbursement will be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

14. Agreement Binding on Successors.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts unless otherwise provided shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

15. Maximum Payments by the Company. It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined below) if payments or benefits provided under this Agreement or any other Agreement between Executive and the Company or any of its affiliated entities are subject to excise tax under Section 4999 of the Code. Therefore, in the event it is determined that any payment or benefit to be provided by the Company or any of its affiliated entities to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company or any of its affiliated entities, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Executive under this Agreement or otherwise are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) Executive’s Net After-Tax Benefit assuming application of the 4999 Limit with (y) Executive’s Net After-Tax Benefit without the application of the 4999 Limit and Executive shall be entitled to the greater of (x) and (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which Executive receives or is then entitled to receive from the Company and any of its affiliated entities, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid or provided to Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to Executive. The costs of obtaining any such determination shall be borne by the Company.

16. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address

evidenced on the Company’s

payroll records.

If to the Company:

Continental Resources, Inc.

302 North Independence

Enid, OK 73702

Attention: Harold Hamm, Chairman of the Board

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

17. Withholding. All payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

18. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

22. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect of such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CONTINENTAL RESOURCES, INC., an Oklahoma corporation

By:	/s/ Harold G. Hamm
Harold Hamm, Chairman of the Board
and Chief Executive Officer

“COMPANY”

/s/ Mark E. Monroe
Mark Monroe

“EXECUTIVE”

EXHIBIT A

GENERAL RELEASE

1. This General Release (the “General Release”) is being provided to you in connection with the Amended and Restated Employment Agreement between you and Continental Resources, Inc. dated as of March __, 2006 (the “Employment Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW IT CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

2. You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Continental Resources, Inc., Attention: Harold Hamm, Chairman of the Board and Chief Executive Officer, 302 North Independence, Enid, Oklahoma 73702, within the seven-day period following your execution of this General Release.

3. In consideration of the special, individualized severance package offered to me by Continental Resources, Inc. and the separation benefits I will receive as reflected in the Employment Agreement, I hereby release and discharge Continental Resources, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ respective employees, officers, directors, agents, representatives and employee benefit plans (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims, except as provided in paragraph 5 below.

4. This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

5. It is specifically agreed, however, that this General Release does not have any effect on (a) any rights or claims I may have against the Company which arise after the date I execute this General Release, (b) any vested rights to plan benefits that I may have under any of the Company’s qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Company, (c) my right to enforce the Company’s obligations under the Employment Agreement or (d) my right to continuation of group health plan coverage for myself and my dependents who are qualified beneficiaries, to the extent required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

6. I have carefully reviewed and fully understand all the provisions of the Employment Agreement and General Release. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth herein. I have had adequate opportunity to consult with my attorney concerning this General Release.

7. The Employment Agreement and this General Release, set forth the entire agreement between me and the Company with respect to the subject of such agreements. I understand that my receipt and retention of the separation benefits covered by the Employment Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Employment Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Employment Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Employment Agreement and General Release prior to signing those documents.

Dated this      day of                     , 200  .

Mark Monroe

STATE OF OKLAHOMA	§
COUNTY OF	§

Subscribed and sworn to before me, this      day of                     , 200  .

NOTARY PUBLIC in and for the State of
My Commission Expires: